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Exhibit 99.2

March 24, 2006

Consent of Deutsche Bank Securities Inc.

        We hereby consent to (i) the inclusion of our opinion letter, dated March 8, 2006, to the Board of Directors of Lexar Media Inc. as ANNEX C to the Proxy Statement/Prospectus forming part of this Registration Statement on Form S-4, and (ii) references made to our firm and such opinion in such Proxy Statement/Prospectus under the captions entitled "SUMMARY—Opinion of Lexar Financial Advisor Regarding the Merger", "THE MERGER—Background of the Merger", "THE MERGER—Lexar's Reasons for the Merger and Recommendation of Lexar's Board" and "THE MERGER—Opinion of Lexar's Financial Advisor". In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as Amended, and the Rules and Regulations Promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

DEUTSCHE BANK SECURITIES INC.
By:
/s/ TOR BRAHAM
Name:	Tor Braham
Title:	Managing Director

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  Exhibit 99.2